Exhibit 4.10

SECOND AMENDMENT
INTERNET PHOTO SERVICES AGREEMENT

THIS AMENDMENT AGREEMENT is made as of the 16th day of July, 2013 by and between COSTCO WHOLESALE CORPORATION, a company having an office at 999 Lake Drive, Issaquah, Washington 98027 (“Costco”) and PNI DIGITAL MEDIA INC., (formerly PhotoChannel Networks Inc.) a corporation incorporated under the laws of the Province of British Columbia (“PNI”).

WHEREAS, Costco and PNI entered into an Internet Photo Services Agreement effective April 29, 2008 (“Original Agreement”) and a First Amendment Internet Photo Services Agreement effective February 16, 2011 (“First Amendment”), (collectively “Services Agreement”); and

WHEREAS, Costco and PNI now wish to amend certain provisions of the Services Agreement,

NOW THEREFORE, in consideration of the premises, the mutual covenants contained in the Agreement, and other good and valuable consideration (the receipt and adequacy of which are hereby acknowledged), the parties agree as follows:

1.	Definitions. Except as expressly amended herein, capitalized terms in this Agreement shall have the same meaning as in the Services Agreement.

2.	Amendment. The parties hereby add "Section 41 Setoff “to the Original Agreement as set forth below:

a.

“Without limiting its other remedies, Costco reserves the right to setoff and withhold payments to PNI for breach of warranties or any other obligation of PNI under any SOW in an amount not to exceed 10 days revenue per SOW.

b.	The determination of a breach of warranty or any other obligations shall be at Costco’s sole discretion.
c.	The setoff will be referenced in every new SOW signed between PNI and Costco.
d.	The setoff amount shall be calculated on a per day basis based on Costco’s last payment made to PNI divided by the number of billing days in the last billing period.
e.	The setoff amount will commence upon electronic notice to PNI. The setoff will remain active until the breach has been cured by PNI.
f.	Costco’s acceptance of PNI’s cure shall not be unreasonably withheld.
g.	Costco will neither setoff nor withhold payment to PNI for software deficiencies before or after release of a new feature if any of the following applies to the deficiency:
i.	Is not reproducible by PNI or Costco
ii.	Is reproducible but is browser specific and represents less than 3% of Costco Photo Center’s traffic
iii.	Is reproducible but is related to outdated and unsupported browsers and operating systems or specific configurations of third party software on a member’s system
iv.	Does not impair order replacement
v.	Does not affect more than 20 members per 24-hour period
vi.	Is single member specific, provided PNI provides a workable solution for that member within 5 business days from the date of the initial call, 95% of the time, and
1.	Member is contacted by phone by close of business the day the issue is escalated, and
2.

PNI shares a Google document with Costco to show status of all escalated member issues and their current status (PNI is expected to provide conditional formatting, as applicable, in the event issues remain unresolved beyond the parameters in this 2(g)(vi).

h.	Subject to the above exceptions, Costco may setoff or withhold payment to PNI for development work to be performed under a mutually agreed SOW in place, regardless of revenue impact.

i.

Any change by Costco to a mutually signed SOW must be made by a mutually signed Change Request. Based on the Change Request, the parties will mutually sign an amended SOW to which Costco’s setoff and withholding rights shall also apply.”

3.

Release of Setoff Amount. At the date of mutual execution and delivery of this Second Amendment, Costco will release payment to PNI of the setoff amount from April 2, 2013 through April 9, 2013, in the amount of $134,718.94.

4.	No Other Changes. Except as expressly amended by this Agreement, the terms of the Services Agreement, as merged with this Agreement, shall remain in full force and effect.

5.	Counterparts. This Agreement may be executed by facsimile or other electronic transmission in two or more counterparts, all of which taken together shall constitute one legally binding agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date written above.

PNI DIGITAL MEDIA, INC.	COSTCO WHOLESALE CORPORATION

By:	/s/ Kyle Hall	By:	/s/ Glen Hutchinson
Name:	Kyle Hall	Name:	Glen Hutchinson
Title:	CEO	Title:

By:	/s/ Cam Lawrence	By:	/s/ Jeff Cole	By:	/s/ Ron Damiani
Name:	Cam Lawrence	Name:	Jeff Cole	Name:	Ron Damiani
Title:	CFO	Title:		Title: